J.M. Walker & Associates

Attorneys At Law

7841 South Garfield Way

Centennial, CO 80122

303-850-7637 telephone

jmwlkr85@gmail.com

303-482-2731 facsimile

February 2, 2012

Board of Directors

Bureau of Fugitive Recovery, Inc.

132 W. 11th Avenue

Denver, Colorado 80204

Re:

Post-Effective Amendment 1 to Form S-1 Registration Statement

and related Prospectus

Dear Sirs:

We have acted as counsel to Bureau of Fugitive Recovery, Inc., a Colorado corporation, in connection with the preparation of the above-reference post-effective amendment to Form S-1 registration statement and related prospectus relating to the registration of 2,350,000 common shares $.001 par value to be offered by the registrant’s selling shareholders as defined in the prospectus.   We have examined the Articles of Incorporation and Bylaws of the registrant and such other documents as we have deemed relevant and material.  Based on the foregoing, and certain representations of the officers, directors and representatives of the registrant, it is our opinion that:

1.

The registrant has been duly organized and is validly existing and in good standing in the state of Colorado, the jurisdiction of its incorporation.

2.

The aforementioned securities registered pursuant to the registration statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.  The aforesaid securities are validly authorized and issued, fully paid and non-assessable in accordance with the general requirements of Colorado corporation law including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the registrant, and further consent to the reference to our name in such registration statement and related prospectus.

Very truly yours,

J.M. Walker & Associates

By:  /s/Jody M. Walker

       Jody M. Walker